Exhibit 99.1

Team,

Today, I want to share some personal news with you. I’ve always believed that strength comes from honesty and from facing reality together. This is one of those moments.

I have recently been diagnosed with Lymphoma. It’s not easy news to deliver, but I’m receiving excellent care, and the type of cancer I have is highly treatable. With my wife by my side, I have begun chemotherapy, and I expect to make a full recovery.

I plan to continue working and adjust my schedule as needed. I’ve communicated with the Executive Leadership Team and our Board of Directors, and I’m very grateful for their full support. We have an exceptional leadership team, and I have complete confidence in our collective ability to keep moving forward and achieve all of the strategic goals we have established.

One change you may notice is that I need to be cautious around large groups of people while undergoing treatment; therefore, I may not be able to attend as many large gatherings as I’d like, including some of our colleague celebrations. If you notice I am not at an event I would typically attend, please know it’s because I’m adhering to the treatment plan that I’ve been advised to follow. I genuinely value and enjoy connecting in person, so thank you for your understanding and patience during this time.

Our strategy remains intact. Our mission remains unchanged. And my belief in the collective team has never been stronger.

Thank you for the work you do, and for the culture of support, integrity, and resilience we’ve built together. It matters deeply, especially now. After all, we are the Bank Where Each Relationship Matters.

Jeff Tengel
President and Chief Executive Officer